Exhibit 99.1

JOINT FILING AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of NF Energy Saving Corporation, a Delaware corporation (the “Company”);

WHEREAS, Yongquan Bi (“Mr. Bi”), (ii) Wei Guan, (iii) Yunguo Jiang, (iv) Yongjian He, (v) Xiaochun Xia, (vi) Shulian Shen, (vii) Lijun Wang, (viii) Yan Liu, (ix) Fuqing Zhang, and (x) Xiaofei Yu, wish to form a group for the purpose of effecting a written consent to change the control of the Company, change or remove the current Board of Directors of the Company (the “Board”), to appoint new representatives to the Board, to effect changes to Management of the Company, to amend the Company’s certificate of incorporation and bylaws, other corporate governance issues, including changing the name and/or ticker symbol of the Company, and for the purpose of taking all other actions necessary to achieve the foregoing (collectively, the “Purposes”).

NOW THEREFORE, IT IS AGREED, this 14th day of January, 2019, by the undersigned and each other person and entity executing this joint filing agreement (this “Agreement”):

1. In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company. Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2. So long as this Agreement is in effect, each of the undersigned shall provide written notice to Mr. Bi of (i) any of their purchases or sales of securities of the Company, or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. Notice shall be given no later than 24 hours after each such transaction.

3. Each of the undersigned agrees to form the Group for the purpose of (i) written consents to achieve the Purposes, (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing.

4. This Agreement and the Schedule 13D to which it is attached are not a solicitation.

5. Each of the undersigned agrees that any filing with the Securities and Exchange Commission, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be first approved by Mr. Bi or its representatives.

6. The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such purchases and sales are made in compliance with all applicable securities laws.

7. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8. In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

9. Any party hereto may terminate his/its obligations under this Agreement on 24 hours’ prior written notice to all other parties.

10. Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

/s/ Yongquan Bi
Yongquan Bi

/s/ Wei Guan
Wei Guan

/s/ Yunguo Jiang
Yunguo Jiang

/s/ Yongjian He
Yongjian He

/s/ Xiaochun Xia
Xiaochun Xia

/s/ Shulian Shen
Shulian Shen

/s/ Lijun Wang
Lijun Wang

/s/ Yan Liu
Yan Liu

/s/ Fuqing Zhang
Fuqing Zhang

/s/ Xiaofei Yu
Xiaofei Yu